EXHIBIT 99

Capstone Turbine Reports Second Quarter of Fiscal 2016 Financial Results

Conference Call and Webcast to be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, Calif., Nov. 5, 2015 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, reported financial results for its second quarter of fiscal 2016 ended September 30, 2015.

Financial results are in line with the Company's revised expectations announced on October 1, 2015. Total revenue for the second quarter of 2016 was $17.9 million, and net loss was $7.9 million or $0.02 per share.

Darren Jamison, President and Chief Executive Officer of Capstone Turbine, said, "As disappointed as we are in reporting financial results that were below our original internal and Street expectations, we are taking actions to expedite the shipment of orders that were left in finished goods from the second quarter and have accelerated our initiative to lower our cash burn by continuing to reduce our overall operating expenses."

The Company expects that its recent accelerated strategic initiatives, combined with its earlier actions this year to flatten the organization and its other ongoing cost-cutting measures, will result in lowering the overall quarterly EBITDA breakeven level from approximately $40 million in revenue per quarter to $30 million per quarter by April 2016, the beginning of its first quarter of fiscal 2017. Average revenue for the Company over the last 18 quarters was approximately $30 million, with revenue exceeding that level nine times and reaching at least $27 million, 13 out of the last 18 quarters. Based upon the new cost structure, which will reduce expenses by 25%, the Company would have been breakeven or very close 13 of the last 18 quarters.

"As we wind down the final development efforts of the C200/C1000 program, and as our distribution channel matures, we approach the point where we can reduce our R&D and SG&A spend substantially going into the next fiscal year. We believe that this lower cost structure will allow us to size the business to essentially breakeven at revenue levels that we have hit many times before and will allow us to quickly reduce our cash usage next year," added Jamison.

The Company's three-pronged profit strategy is to first look for every way possible to lower operating expenses and "lean out" the organization without impacting brand or total customer satisfaction. Second, the Company plans to finalize the C200 and C1000 product improvements in order to make them more competitive and cost-effective in the growing combined heat and power (CHP) space. These product changes will be unveiled at the upcoming PowerGen International Show on December 8, 2015 in Las Vegas, Nevada. Third, the Company turned its focus on growing market adoption in Latin America, Australia, Africa and the Middle East, as these markets have tremendous potential and can offset the slowdown the Company is experiencing in the energy space and, more specifically, in Russia.

"We are making progress with geographical and industry diversification by working closely with our distributors. We continue to seek out new opportunities as we invest our time and resources in educating potential customers about Capstone's value proposition, specifically within the emerging markets of Australia, Latin America, Africa and the Middle East. During the second quarter, we dramatically increased our presence in Australia as that market contributed to approximately 30% of sales. The energy efficiency market was strong this quarter and comprised 68% of our sales, and natural resources applications accounted for 26% of sales," Mr. Jamison continued.

"We still have challenges ahead from the continued economic headwinds, the strong U.S. dollar and the drop in oil and commodity prices. However, with a new lower cost structure, improved CHP product offerings and increased sales efforts in emerging markets, we believe we will be able to overcome these challenges and improve our financial results throughout the upcoming year. Further, as a result of our initiatives, we expect to be better positioned for sustainable growth when oil prices rebound and the dollar weakens, " Mr. Jamison concluded.

Business Highlights Include:

  CHP/energy efficiency comprised 68% of shipments in the second quarter, with 26% of shipments being used in natural resource applications.

  Orders received this quarter included:
    Two C1000 microturbine follow-on orders for Eagle Ford Shale in Texas.
    C1000 to Kineticor Resource Corporation for Canadian flare gas utilization.
    Two C600s to provide clean power for oil field project in Alaska.
    C600 microturbine to power oil processing equipment and electrical submersible pumps on an oil platform off the western coast of Africa.
    C600 microturbine follow-on order to upgrade a new commercial building in Melbourne, Australia, as part of Walker Corporation's flagship Collins Square project in the city's Central Business District (CBD).
    C1000 microturbine to upgrade a processing plant for an Italian silica plant.

Financial Highlights of Second Quarter of Fiscal 2016 Include:

  Total revenue of $17.9 million compared with $32.2 million in the year-ago second quarter. This quarter's results did not include any orders from Russia, which contributed $6.7 million in revenue during last year's second quarter.
  Total backlog as of September 30, 2015 was $104.8 million compared with $172.3 million as of September 30, 2014 and $160.5 million as of June 30, 2015. The Company removed $52.4 million from backlog from BPC Engineering, its Russian distributor, this quarter.
  Selling, General & Administrative expenses for the second quarter of fiscal 2016 were $6.7 million compared with $9.5 million in the year-ago second quarter.
  Net loss for the second quarter was $7.9 million or $0.02 per share, compared with a net loss of $6.5 million or $0.02 per share in the year-ago second quarter.
  Cash and cash equivalents as of September 30, 2015 was $10.6 million ($15.6 million when combined with restricted cash of $5.0 million related to the credit facility).

Conference Call and Webcast

The Company will host a live webcast today, November 5, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern Time) to discuss its financial results and provide a business update for the second quarter of fiscal year 2016 ended September 30, 2015. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the Company's investor relations webpage at: www.capstoneturbine.com.

A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,500 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about, among other things, the shipment of finished goods, the success of our strategic initiatives and cost-cutting measures, improving our products, strengthen our distribution channels, the growth and diversification of our end markets and attaining profitability. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	March 31,
	2015	2015
ASSETS
Current Assets:
Cash and cash equivalents	$ 10,599	$ 32,221
Restricted cash	5,000	—
Accounts receivable, net of allowances of $10,496 at September 30, 2015 and $11,041 at March 31, 2015	16,164	13,120
Inventories	28,688	23,097
Prepaid expenses and other current assets	3,179	3,063
Total current assets	63,630	71,501
Property, plant and equipment, net	4,132	3,523
Non-current portion of inventories	2,298	2,258
Intangible assets, net	1,200	1,337
Other assets	283	308
Total	$ 71,543	$ 78,927

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 25,101	$ 22,266
Accrued salaries and wages	2,067	2,113
Accrued warranty reserve	2,474	3,183
Deferred revenue	3,427	3,051
Revolving credit facility	15,164	12,953
Current portion of notes payable and capital lease obligations	142	407
Total current liabilities	48,375	43,973
Long-term portion of notes payable and capital lease obligations	101	89
Other long-term liabilities	184	161
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized; 336,533,685 shares issued and 335,159,966 shares outstanding at September 30, 2015; 331,635,840 shares issued and 330,379,962 shares outstanding at March 31, 2015	337	332
Additional paid-in capital	839,743	837,650
Accumulated deficit	(815,621)	(801,764)
Treasury stock, at cost; 1,373,719 shares at September 30, 2015 and 1,255,878 shares at March 31, 2015	(1,576)	(1,514)
Total stockholders' equity	22,883	34,704
Total	$ 71,543	$ 78,927

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Product, accessories and parts	$14,689	$29,808	$38,835	$50,763
Service	3,216	2,440	6,050	4,745
Total revenue	17,905	32,248	44,885	55,508
Cost of goods sold:
Product, accessories and parts	13,147	24,941	33,061	42,700
Service	2,830	2,064	5,211	4,149
Total cost of goods sold	15,977	27,005	38,272	46,849
Gross margin	1,928	5,243	6,613	8,659
Operating expenses:
Research and development	2,872	2,055	5,288	4,382
Selling, general and administrative	6,705	9,543	14,794	17,307
Total operating expenses	9,577	11,598	20,082	21,689
Loss from operations	(7,649)	(6,355)	(13,469)	(13,030)
Other (expense) income	(36)	(16)	(38)	81
Interest expense	(197)	(144)	(347)	(287)
Loss before income taxes	(7,882)	(6,515)	(13,854)	(13,236)
Provision for income taxes	—	14	3	64
Net loss	$ (7,882)	$ (6,529)	$ (13,857)	$ (13,300)

Net loss per common share—basic and diluted	$ (0.02)	$ (0.02)	$ (0.04)	$ (0.04)

Weighted average shares used to calculate net loss per common share	331,544	329,865	331,048	325,942

CONTACT: Capstone Turbine Corporation
         Investor and investment media inquiries:
         818-407-3628
         ir@capstoneturbine.com

         INVESTORS:
         Dian Griesel Int'l.
         Cheryl Schneider/Tom Caden
         212-825-3210